EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-108149 on Form S-8 of our reports, each dated June 27, 2012, relating to the Annual Reports on Form 11-K of Ogilvy & Mather Profit Sharing Retirement and 401(k) Plan for the year ended December 31, 2011, the Annual Report on Form 11-K of Hill and Knowlton Retirement and 401k Savings Plan for the year ended December 31, 2011, the Annual Report on Form 11-K of The M Plan for the year ended December 31, 2011, and the Annual Report on Form 11-K of J. Walter Thompson Company Profit Sharing and Matched Savings Plan for the year ended December 31, 2011.

/s/ Bencivenga Ward & Company, CPAs, P.C.

Valhalla, New York

January 2, 2013